UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

____________________________________________________

FORM 8-K

Current Report

Pursuant to Section 13 or 15(D) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 4, 2008

CHARYS HOLDING COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

0-18292	54-2152284
(Commission File Number)	(IRS Employer Identification No.)

1117 Perimeter Center West, Suite N415	30338
Atlanta, Georgia	(Zip Code)
(principal executive offices)

(678) 443-2300
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 8.01	Other Events.

Charys Holding Company, Inc. (“Charys Holding”) and Crochet & Borel Services, Inc. (“C&B” and together with Charys Holding, the “Debtors”) filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§101-1532 (as amended, the “Bankruptcy Code”) on February 14, 2008 (the “Commencement Date”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

The Debtors, along with their non-debtor affiliates, Complete Tower Sources, Inc. (“CTSI”), LFC, Inc. (“LFC”), Mitchell Site Acq., Inc. (“MSAI”), and Cotton Commercial USA, Inc. (“Cotton”, and together with CTSI, LFC, and MSAI, the “Affiliated Plan Proponents,” and together with the Debtors, the “Plan Proponents”), filed the Joint Plan of Reorganization of Debtors and Certain Nondebtor Affiliates Under Chapter 11 of the Bankruptcy Code (the “Plan”) with the Bankruptcy Court on August 4, 2008.

The Plan is being jointly proposed by the Debtors and the Affiliated Plan Proponents.  As such, in addition to the claims and interests of the creditors and equity security holders of the Debtors, the Plan also addresses the claims of the holders of the 8.75% Senior Convertible Notes (issued by Charys Holding) against the Affiliated Plan Proponents which have guaranteed such claims.  A copy of the Plan and the proposed Disclosure Statement with respect to the Plan are annexed hereto as exhibits and the following summary of the Plan is qualified in its entirety by reference to the Plan.

The Plan provides for the creation of a new holding company (“New Holdco”) which, following certain restructuring transactions described in the Plan, will hold virtually all of the common stock of each of the Affiliated Plan Proponents.  Upon consummation of the Plan, the equity interests in New Holdco will be held by the holders of the 8.75% Senior Convertible Notes (in the outstanding amount of approximately $210 million as of the Commencement Date), the holders of similar notes issued by Charys Holding (the “Mirror Notes”) (in the outstanding amount of approximately $8 million as of’ the Commencement Date), and by the Charys Liquidating Trust (as defined below).  Additionally, New Holdco will issue new secured notes (the “New Secured Notes”) to the holders of the 8.75% Senior Convertible Notes and the Mirror Notes.  The New Secured Notes will have an aggregate face amount of $20 million, pay interest at a rate of 15% per annum, and mature four years from issuance.

Pursuant to the Plan, all assets of Charys Holding (other than the assets to he distributed to holders of the Mirror Notes), including the equity interests in the Affiliated Plan Proponents received by Charys Holding on account of certain intercompany claims (which would be exchanged for approximately 6% of the outstanding equity interests in New Holdco), will he transferred to a liquidating trust (the “Charys Liquidating Trust”) for the benefit of the creditors of Charys Holding.  Other than the equity interests in New Holdco, these assets consist primarily of potential litigation claims that Charys Holding’s estate holds against third parties.  The holders of Subordinated Debt Claims (as such term is defined in the Plan) against Charys Holding and holders of existing stock of Charys Holding will receive no distribution pursuant to the Plan on account of their claims or interests, and such claims and interests will be extinguished under the Plan.

All assets of C&B will be transferred to a liquidating trust (the “C&B Liquidating Trust”) for the benefit of the creditors of C&B.  The holders of the 8.75% Senior Convertible Notes are waiving their right to share, with holders of general unsecured claims against C&B, in the distributions from the C&B Liquidating Trust.  The assets of the C&B Liquidating Trust will consist primarily of outstanding accounts receivable of C&B.  The holders of the 8.75% Senior Convertible Notes will receive no distribution from C&B or the C&B Liquidating Trust on account of their claims.  There are various claims which are secured by or otherwise have prior interests in the accounts receivable of C&B and such claims are to be paid before any distribution will he made from the C&B Liquidating Trust to holders of general unsecured claims against C&B.

The following is a brief summary of the proposed distributions to be made under the Plan to the various classes of claims and equity interests.

•	Administrative expense claims and other claims entitled to priority in payment under the Bankruptcy Code largely will he paid in full.

•	Any secured claim against Charys Holding or C&B will be paid in full or receive the proceeds of the collateral securing such claim.

•
The claims against Charys Holding (other than the Mirror Notes) held by the sellers of certain businesses to Charys Holding consisting of what is now CTSI, MSAI and Cotton, will enter into settlement agreements with Charys Holding pursuant to which the parties will mutually release claims and new employment agreements will be entered into.

•
The holders of the 8.75% Senior Convertible Notes issued by Charys Holding and the holders of the Mirror Notes will receive (a) approximately 94% of the equity interests in New Holdco, and (b) the New Secured Notes.

•
Holders of general unsecured claims against Charys Holding (including holders of the 8.75% Senior Convertible Notes and Mirror Notes) will receive on a pro rata basis, distributions from the Charys Liquidating Trust from proceeds of assets not subject to liens or security interests, after all prior claims against the Charys Liquidating Trust have been paid.

•	Holders of Claims against Charys Holding which are subordinated in right of payment to other claims will receive no distribution under the Plan.

•	Existing equity interests in Charys Holding will receive no distribution under the Plan and will be cancelled.

•
Holders of general unsecured claims against C&B will receive on a pro rata basis, distributions from the C&B Liquidating Trust from proceeds of assets not subject to liens or security interests, after all prior claims against the C&B Liquidating Trust have been paid.

•	Existing equity interests in C&B will receive no distribution and will he cancelled.

A hearing to consider approval of the proposed Disclosure Statement in respect of the Plan is currently scheduled before the Bankruptcy Court on September 15, 2007.  A hearing to consider confirmation of the Plan has not yet been scheduled.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 14, 2008	CHARYS HOLDING COMPANY, INC.

	By	/s/ Michael Oyster
Michael Oyster, Chief Executive Officer